Exhibit 99.2
VOLT	Volt Information Sciences, Inc.
1065 Avenue of the Americas, 20th Floor New York, NY 10018 tel: 212.704.2400

TO:	Executive Officers and Directors of Volt Information Sciences, Inc. (the “Company”)

DATE:	October 16, 2013

RE:	Notice of Ratification of the Termination of Blackout Period Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)

The purpose of this Notice is to inform you that, effective as of October 2012, the blackout restrictions imposed upon the Company’s directors and executive officers pursuant to Section 306(a) of the Sarbanes-Oxley Act and Regulation BTR ended.  These blackout restrictions were imposed as a result of the temporary suspension of the ability of participants in the Company’s 401(k) Plan to allocate contributions and balance transfers to the Company Stock Fund included as an investment option under the Plan, and the Company delivered a blackout notice to its directors and executive officers on February 17, 2011 informing them of the blackout restrictions.  This suspension having become permanent as of October 2012, the blackout restrictions imposed under Section 306(a) of the Sarbanes Oxley Act ceased to apply.  The permanent closing of the Company Stock Fund to new contributions and balance transfers was ratified on October 16, 2013 by the fiduciary of the 401(k) Plan.

This Notice relates exclusively to the lifting of the blackout restrictions imposed on the Company’s executive officers and directors under Section 306(a) of the Sarbanes-Oxley Act and has no effect on any blackout period applicable under the Company’s Insider Trading Policy.

If you have any questions regarding this notice, please contact me at 1065 Avenue of the Americas, New York, NY 10018, 212-704-2400.

VOLT INFORMATION SCIENCES, INC.

By:	James Whitney Senior Vice President and Chief Financial Officer